EXHIBIT 10.1

BLACKHAWK BIOFUELS, LLC

RESOLUTIONS OF THE BOARD OF MANAGERS

November 21, 2009

RESOLVED, that the Warrants dated June 30, 2006 issued by the Company to thirteen members of the Company’s Board of Managers, which entitle each holder to purchase 50,000 Class A Units of the Company, totaling 650,000 units, at an exercise price of $1.00 per unit, and which are presently exercisable for a period of one year from and after the date on which the Company’s biodiesel plant commences operations, which the Company has determined was December 19, 2009, are hereby amended to extend the exercise period of each such Warrant to the close of business on March 31, 2010, and the Chair, Vice Chair, Treasurer and Secretary of the Company are, and each of them is, hereby authorized to execute and deliver to each holder of such Warrants an amended Warrant, Amendment to Warrant or letter confirming such amendment on behalf of the Company in such form and with such terms and conditions as the executing officer may approve, such approval to be conclusively evidenced by his or her execution and delivery thereof.

RESOLVED, that the Chair, Vice Chair, Treasurer and Secretary of the Company are, and each of them is, hereby authorized to take any and all other action, to execute any and all other certificates, documents, agreements and instruments, including, without limitation, powers of attorney and other delegations of authority, and take any and all steps deemed by any of them necessary or desirable to carry out the purpose and intent of and to consummate and implement the transactions contemplated by the foregoing resolution, in the name of and on behalf of the Company.